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                                                                    EXHIBIT 12.1

                           ESSEX PROPERTY TRUST, INC.
              SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                         (in thousands, except ratios)
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                                                       NINE MONTHS ENDED   YEAR ENDED        YEAR ENDED       YEAR ENDED
                                                          SEPTEMBER 30,    DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                              1998             1997              1996             1995
                                                             -------         -------         ------------      ----------

EARNINGS:
 Income before minority interests and
    extraordinary item                                      $29,667           $34,146           $14,970           $14,244
  Interest expense                                           14,259            12,659            11,442            10,928
  Amortization of deferred financing costs                      553               509               639             1,355
                                                            -------           -------           -------           -------
  TOTAL EARNINGS                                            $44,479           $47,314           $27,051           $26,527
                                                            -------           -------           -------           -------


FIXED CHARGES:
  Interest expense                                          $14,259           $12,659           $11,442           $10,928
  Convertible preferred stock dividends                       2,625             2,681               635                --
  Perpetual preferred unit distributions                      3,789                --                --                --
  Amortization of deferred financing costs                      553               509               639             1,355
  Capitalized interest                                        2,575             1,276               115                92
                                                            -------           -------           -------           -------
  TOTAL FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS                                         $23,801           $17,125           $12,831           $12,375

RATIO OF EARNINGS TO FIXED CHARGES
  (EXCLUDING PREFERRED STOCK DIVIDENDS)                       2.56X             3.28X             2.22X             2.14X
                                                            =======           =======           =======           =======

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DIVIDENDS                             1.87X             2.76X             2.11X             2.14X
                                                            =======           =======           =======           =======
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